Exhibit 4.1

CHINA NATURAL GAS, INC.
2009 EMPLOYEE STOCK OPTION AND STOCK AWARD PLAN

1.            Purpose.

The purpose of the China Natural Gas, Inc. 2009 Employee Stock Option and Stock Award Plan (the “Plan”) is to enhance the long-term stockholder value of China Natural Gas, Inc., a Delaware corporation (the “Company”), by offering opportunities to employees,  directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section  2) to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

2.            Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

2.1           “Award” means an award or grant made pursuant to the Plan, including, awards or grants of Options or Incentive Stock Awards.

2.2           “Board” means the Board of Directors of the Company.

2.3           “Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), as provided under applicable law, in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.4           “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.5           “Common Stock” means the common stock, par value $.0001 per share, of the Company.

2.6            “Disability” means “permanent and total disability” as that term is defined for purposes of Section 22(e)(3) of the Code.

2.7            “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.8           “Fair Market Value” shall be established in good faith by the Plan Administrator or if the Common Stock is listed on the Nasdaq Global Market or the Nasdaq Capital Market, the average of the high and low per share sales prices for the Common Stock as reported by the Nasdaq Global Market or the Nasdaq Capital Market (as the case may be) for a single trading.  If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the Fair Market Value.  Notwithstanding anything in this Plan to the contrary, to the extent applicable, the determination of the Fair Market Value of a share of Common Stock shall be determined in a manner which complies with Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder.

2.9           “Grant Date” means the date the Plan Administrator adopted the granting resolution and all conditions precedent to the grant have been satisfied; provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date. If, however, the Plan Administrator designates in a resolution a later date as the date an Award is to be granted, then such later date shall be the “Grant Date.”

2.10         “Incentive Stock Award” means an Option to purchase Common Stock granted under Section 7 and as designated under Section 7.9.

2.11          “Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7.

2.12          “Option” means the right to purchase Common Stock granted under Section 7.

2.13          “Participant” means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant’s estate, the person(s) to whom the Participant’s rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 8; or (c) person(s) to whom an Award has been transferred in accordance with Section 8.

2.14          “Plan Administrator” means the Compensation Committee of the Board or any successor committee of the Board designated to administer the Plan under Section 3.1.

2.15          “PRC” means the People’s Republic of China.

2.16          “Retirement” means retirement on or after the individual’s normal retirement date under PRC law or the law of such individual’s other jurisdiction of employment unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

2.17          “Securities Act” means the United States Securities Act of 1933, as amended.

2.18          “Subsidiary” means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect subsidiary of the Company.

3.            Administration.

3.1           Plan Administrator.  The Plan shall be administered by the Compensation Committee of the Board or a successor committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding “non employee directors” as contemplated by Rule 16b-3 under the Exchange Act. The Plan Administrator may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Plan Administrator may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Plan Administrator.

3.2           Administration and Interpretation by the Plan Administrator.  Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines.

4.            Stock Subject to the Plan.

4.1           Authorized Number of Shares.  Subject to adjustment from time to time as provided in Section 9.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 2,920,000 shares.  The maximum aggregate number of shares of  Common Stock that may be issued under the Plan pursuant to the exercise or vesting of Awards shall be the number determined pursuant to the preceding sentence, as adjusted from time to time pursuant to Section 9.1.  Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2           Reuse of Shares.  Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares), and/or shares of Common Stock subject to repurchase or forfeiture which are subsequently reacquired by the Company, shall again be available for issuance in connection with future grants of Awards under the Plan.

5.            Eligibility.

Awards may be granted under the Plan to those officers, directors and employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects. Awards may also be granted to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

6.            Awards.

6.1           Form and Grant of Awards.  The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include Nonqualified Stock Options or Incentive Stock Awards. Awards may be granted singly or in combination.

6.2           Settlement of Awards.  The Company may settle Awards through the delivery of shares of Common Stock, cash payments, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

7.            Terms and Conditions of Awards.

7.1           Grant of Awards.  The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Awards, which shall be appropriately designated.

7.2           Exercise Price.  The exercise price for shares purchased under an Award shall be as determined by the Plan Administrator.

7.3           Term.  The term of each Award shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date.

7.4           Exercise and Vesting.  The Plan Administrator shall establish and set forth in each instrument that evidences an Award the time at which, or the installments in which, the Award shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. To the extent that an Award has become exercisable, the Award may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Award is being exercised and accompanied by payment in full as described in Section 7.6. The Plan Administrator may determine at any time that an Award may not be exercised as to less than any number of shares at any one time for vested shares and any number in its discretion for unvested shares (or the lesser number of remaining shares covered by the Award).

7.5           Performance Conditions.  The Plan Administrator is authorized to subject an Award to performance requirements (which may be based on continuous service with the Company or the achievement of performance goals related to profits or loss, revenue or profit growth or loss reduction, profit or loss related return ratios, other balance sheet or income statement targets or ratios, market share, project completion, operational or productivity efficiency gains, cash flow, share price appreciation or total stockholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, must be satisfied as a condition of the Award becoming vested and exercisable.  Such performance requirements shall be set forth in the instrument evidencing the Award.

7.6           Payment of Exercise Price.  The exercise price for shares purchased under an Award shall be paid in full to the Company by delivery of consideration equal to the product of the Award exercise price and the number of shares purchased. Such consideration must be paid in cash.

7.7           Post-Termination Exercises.  The Plan Administrator shall establish and set forth in each instrument that evidences an Award whether the Award will continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Award, the Award will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

7.8           Prohibition on Repricing.  An option issued under the Plan may not, without prior approval of the Company’s stockholders at a duly-constituted meeting, be repriced by lowering the exercise price or by cancellation of an outstanding Award with a subsequent replacement or re-grant of an option with a lower exercise price.

7.9           Incentive Stock Awards.  The Plan Administrator may designate an Award an Incentive Stock Award, in which case it may not be subject to time-based vesting but instead subject only to specific performance conditions to become vested and exercisable, as designated by the Plan Administrator and forth in the instrument evidencing the Award.  For removal of doubt, an Incentive Stock Award is not intended to be an Incentive Stock Option under the Code.

8.            Assignability.

No Awards granted under the Plan or any interest therein may be assigned, pledged or transferred by the Participant other than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, such Award may be exercised only by the Participant or a permitted assignee or transferee of the Participant (as provided below).

9.            Adjustments.

9.1           Adjustment of Shares.  In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Sections 4.1; and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

9.2           Limitations.  The grant of Awards will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9.3           Fractional Shares.  In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

10.          Withholding.

The Company may require the Participant to pay to the Company the amount of any taxes or social insurance contributions that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the minimum required federal withholding rate), or (c) by transferring shares of Common Stock to the Company (already owned by the Participant for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes or social insurance contributions. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Subsidiary.

11.          Amendment and Termination of Plan.

11.1          Amendment of Plan.  The Plan may be amended only by the Board in such respects as it shall deem advisable; however, to the extent required for compliance with any applicable law or regulation, stockholder approval will be required for any amendment that will (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Awards, or (c) otherwise require stockholder approval under any applicable law or regulation.

11.2          Termination of Plan.  The Board may suspend or terminate the Plan at any time.

11.3          Consent of Participant.  The amendment or termination of the Plan shall not, without the consent of the Participant, impair or diminish any rights or obligations under any Award theretofore granted under the Plan.

12.          General.

12.1          Evidence of Awards.  Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

12.2          Continued Employment or Services; Rights in Awards.  None of the Plan, participation in the Plan or any action of the Plan Administrator taken under the Plan shall be construed as giving any person any right to be retained in the employ of the Company or limit the Company’s right to terminate the employment or services of any person.

12.3          Registration.  The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with U.S. federal and state securities laws.

Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

As a condition to the exercise of an Award, the Company may require the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require such other action or agreement by the Participant as may from time to time be necessary to comply with the federal and state securities laws.

12.4          No Rights As A Stockholder.  No Award shall entitle the Participant to any dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award, free of all applicable restrictions.

12.5          Compliance With Laws And Regulations.  No Shares of Common Stock shall be issued pursuant to an Award unless such issuance complies with all applicable laws and regulations. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

12.6          No Trust Or Fund.  The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.7          Severability.  If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.8          Participants In Foreign Countries.  The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable, after consideration of the provisions of the laws of the PRC or other foreign countries in which the Company or its Subsidiaries may operate, to ensure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.   The Plan Administrator may restrict the issuance of shares of Common Stock pursuant to any Awards or delay the removal of restrictions on shares of Common Stock pursuant to any Awards until it determines in its discretion that  the Company or its Subsidiaries has satisfied the legal or regulatory  procedures or requirements as may be necessary or desirable to ensure the viability of the benefits of the Awards.

12.9          Choice Of Law.  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the federal laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws.

13.           Effective Date.

The Plan’s effective date is the date on which it is adopted by the Board.